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PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(b)(3) and (c)
(TO PROSPECTUS DATED JULY 12, 1996)          REGISTRATION STATEMENT NO. 333-8089

                             ZYCAD CORPORATION
                               --------------

                 COMMON STOCK, PAR VALUE $.10 PER SHARE
ISSUABLE UPON CONVERSION OF 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 1999
                               --------------
     This Prospectus Supplement ("Supplement") relates to the resale by certain security holders named herein (the "Selling Securityholders") of an indefinite number of shares (the "Shares") of the Common Stock, par value
$.10 per share (the "Common Stock") of Zycad Corporation, a Delaware corporation ("Zycad" or the "Company") which may be issued upon conversion of up to $2,950,000 aggregate unconverted principal amount of 6% Convertible Subordinated Debentures due 1999 (the "Debentures") or the exercise of certain Stock Purchase Warrants (the "Warrants"). The Debentures and the Warrants were issued in a private placement on May 24, 1996 (the "Offering") and the resale of Common Stock issuable upon conversion of the Debentures by the holders thereof from time to time was registered pursuant to Registration Statement No. 333-8089 (the "Registration Statement"), effective August 6, 1996. This Supplement should be read in conjunction with the Prospectus, dated July 12, 1996 (the "Prospectus") contained within such Registration Statement, to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     The Debentures are or were convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock at a conversion price of 100% of the Market Price (the average of the lowest reported sales price of the Common Stock on each of the five trading days immediately preceding the conversion date) during the period May 24, 1996 through August 22, 1996 (provided the Market Price was at least $6.00 per share); and 85% of the Market Price for the period August 23, 1996 through September 21, 1996 (with a maximum conversion of one third of the Debentures); and 84% of the Market Price for the period September 22, 1996 through October 21, 1996 (with a maximum conversion of two thirds of the Debentures); and 83% of the Market Price for the period October 22, 1996 through November 20, 1996 (with no limit on conversion); and 82% of the Market Price for the period November 21, 1996 through December 20, 1996; and 81% of the Market Price for the period December 21, 1996 through January 19, 1997; and 80% of the Market Price for the period January 20, 1997 through May 24, 1999. Up to 3,970,000 remaining authorized shares of Common Stock were reserved for issuance upon conversion of the Debentures and the exercise of the Warrants. Due to a decline in the Market Price since the issuance of the Debentures and the Warrants (and the antidilutive effect of having the conversion price of the Debentures based upon the Market Price), the authorized and reserved shares of Common Stock became insufficient to allow full conversion of the Debentures and exercise of the Warrants. On December 5, 1996, the stockholders of the Company approved an increase in the number of shares of Common Stock authorized to be issued by the Company making available up to an additional 10,000,000 Shares for issuance upon conversion of the Debentures and the Warrants. Such additional indeterminate number of Shares issuable upon conversion of the Debentures and exercise of the Warrants are deemed to be covered by the Registration Statement pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended.

      The Common Stock of the Company is traded on the Nasdaq National Market
(symbol: "ZCAD").   On January 9, 1997, the lowest reported sale price of the
Common Stock on the Nasdaq National Market was $2.56 per share.

     Based upon information provided to the Company, the following table sets forth as to each current holder of Debentures (the "Selling Securityholders") information concerning the remaining unconverted

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principal amount of Debentures outstanding and the number of shares of Common
Stock issuable upon conversion of the Debentures (the "Conversion Shares"). Based upon information provided to the Company, the Selling Securityholders hold no shares of Common Stock as of January 9, 1996 and will hold no shares of Common Stock after sales of the Conversion Shares (unless they acquire shares in transactions unrelated to those described in the Prospectus and Prospectus Supplement). The Conversion Shares may be offered for sale from time to time by such Selling Securityholders pursuant to this Supplement and the Prospectus. Other than their ownership of Company securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years.

                                                                        Number of
                                                                    Conversion Shares
                                              Outstanding              That May be
                                          Principal Amount(1)          Sold(1)(2)
                                          ------------------           --------------
Halifax Fund L.P. . . . . . . . . . . . . .  $ 1,700,000                646,388

Capital Ventures International  . . . . . .    1,250,000                475,285

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(1)   The information set forth herein is as of January 9, 1997 and will be updated as required.

(2) This number includes only the number of share which would be issuable upon conversion in full of the outstanding Debentures at a conversion price based upon the last reported sale on the Nasdaq National Market on January 9, 1997 of $2.63 per share. An additional indeterminate number of shares may be issuable upon conversion by reason of adjustments and fluctuations of the conversion price. Under the terms of the Debentures, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.


   The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Shares which may be offered hereby by them from time to time on terms to be determined at the time of sale.

   The aggregate proceeds to the Selling Securityholders from the sale of the Shares which may be offered hereby by the Selling Securityholders will be the purchase price of such Shares less commissions, if any.

   The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares may be deemed to be underwriting discounts under the Securities Act.

   Although the Company may receive up to $1,000,000 upon exercise of the Warrants which have an exercise price of $10.00 per share, the Company will not receive any proceeds from the offering of the Shares by the Selling Securityholders. The Company has agreed to bear certain expenses in connection with the registration of the resale of the Shares being offered by the Selling Securityholders and the preparation of this Supplement.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 15, 1997.